Exhibit 99.01

Symantec Appoints Sue Barsamian To Its Board of Directors

Sue Barsamian is the Former Chief Sales and Marketing Officer for Hewlett Packard Enterprise Software

As Previously Announced, Rick Hill, Former Chairman of Marvell Technology Group, Joins Board

MOUNTAIN VIEW, Calif. – January 8, 2019 – Symantec Corp. (NASDAQ: SYMC) today announced that its Board of Directors (the “Board”) appointed Sue Barsamian and Richard S. “Rick” Hill as members of the Board, effective January 7, 2019.

Under a Board Refreshment Plan announced on September 17, 2018, it was announced that Rick Hill would join the Symantec Board following its 2018 Annual Meeting of Stockholders, which was held on December 3, 2018. As part of the ongoing refreshment process, the Board has appointed an additional independent Board member, Sue Barsamian. With the addition of these independent directors, and the previously announced retirement of Mr. Robert S. Miller and Ms. Geraldine Laybourne, the Symantec Board has 13 members. Rick Hill will serve as a member of Symantec’s Audit Committee of the Board.

Greg Clark, Symantec President and CEO said, “We are excited to have these two highly qualified directors on our Board. Sue brings a strong cybersecurity background and a depth of experience in leading global sales, marketing and channel organizations in the enterprise software industry. This expertise will complement and strengthen our current Board experience. I am also pleased to have Rick formally appointed, after serving in a board observer role for the past several months. Our Board and management team are focused on positioning Symantec for growth and enhancing stockholder value.”

About Sue Barsamian

Ms. Barsamian previously served as the Executive Vice President, Chief Sales and Marketing Officer of Hewlett Packard Enterprise Software, successfully spinning the division out from HPE and merging with Micro Focus International, plc to form the 7th largest software company in the world. From 2006 to 2016, Ms. Barsamian served in various executive roles at Hewlett Packard including SVP and GM of Enterprise Security Products, the company’s cybersecurity portfolio and SVP of Worldwide Indirect Sales. Prior to joining Hewlett Packard, Ms. Barsamian was Vice President, Global Go-to-Market at Mercury Interactive Corporation and held various leadership positions at Critical Path, Inc. and Verity, Inc. Ms. Barsamian serves on the board of directors of Box, Inc. She received a Bachelor of Science degree in Electrical Engineering from Kansas State University and completed her post-graduate studies at the Swiss Federal Institute of Technology.

About Richard S. Hill

Mr. Hill has served as Chairman of the board of directors of Marvell Technology Group Ltd., a semiconductor company, since May 2016 and as a member of the boards of directors of Arrow Electronics, Inc., an electronic components and enterprise computing solutions company, since 2006, Cabot Microelectronics Corporation, a chemical mechanical planarization supplier, since June 2012, and Xperi, an electronic devices development company, since August 2012 and as its Chairman since March 2013. Previously, Mr. Hill served on the boards of directors of several technology companies, including Autodesk, Inc. from March 2016 to June 2018, Yahoo! Inc. from April 2016 to June 2017, Planar Systems, Inc. from June 2013 to December 2015 and LSI Corporation from 2007 to May 2014. Mr. Hill also served as CEO of Novellus Systems, Inc. from December 1993 to June 2012 and held the title of Chairman/CEO at Novellus from May 1996 to June 2012. Mr. Hill received a Bachelor of Science degree in Bioengineering from the University of Illinois in Chicago and a Master of Business Administration from Syracuse University.

About Symantec

Symantec Corporation (NASDAQ: SYMC), the world’s leading cyber security company, helps organizations, governments and people secure their most important data wherever it lives. Organizations across the world look to Symantec for strategic, integrated solutions to defend against sophisticated attacks across endpoints, cloud and infrastructure. Likewise, a global community of more than 50 million people and families rely on Symantec’s Norton and LifeLock product suites to protect their digital lives at home and across their devices. Symantec operates one of the world’s largest civilian cyber intelligence networks, allowing it to see and protect against the most advanced threats. For additional information, please visit www.symantec.com or connect with us on Facebook, Twitter, and LinkedIn.

Contacts

Symantec Corporation

Lauren Armstrong, 650-448-7352

Media Relations

Lauren_Armstrong@symantec.com

Or

Cynthia Hiponia, 650-527-8020

Investor Relations

Investor_Relations@symantec.com